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Commission File No. 001-31659

On September 22, 2016, Novatel Wireless, Inc. (“Novatel Wireless”) held a conference call for investors, brokers, analysts and stockholders with respect to the stock purchase agreement entered into between Novatel Wireless, Vanilla Technologies, Inc. (“Newco”), T.C.L. Industries Holdings (H.K.) Limited and Jade Ocean Global Limited (together, “TCL”), pursuant to which TCL will acquire Novatel Wireless’s mobile broadband business (the “Sale”). The transcript of that conference call follows. The transcript contains forward-looking statements regarding Novatel Wireless and includes a cautionary statement identifying important factors that could cause actual results to differ materially from those anticipated.

Novatel Wireless Analyst and Investor Company Update Conference Call

September 22, 2016, 2:00PM PT

Transcript

Operator: Good day, and welcome to the Novatel Wireless Analyst and Investor Company Update Conference Call. Our participants will be in “listen-only” mode. Should you need assistance, you may signal a conference specialist by pressing the star key followed by 0. After today’s presentation, there will be an opportunity to ask questions. To ask a question, you may press star, then 1 on the touch-tone phone. To withdraw your question, please press star, then 2. Please note, this event is being recorded. I would now like to turn the conference over to Michael Sklansky, Vice President Investor Relations. Please go ahead.

Michael Sklansky: Thanks, Austin. During this call, non-GAAP financial measures will be discussed. The reconciliations of the most directly comparable GAAP financial measures is included in the earnings release, which is available in the investors’ section of the company’s website. An audio replay of this call will also be archived there. Please also be advised that today’s discussion will contain forward-looking statements. These forward-looking statements are not historical facts, but rather are based on the company’s current expectations and beliefs. For discussion on factors that could cause actual results to differ materially from expectations, please refer to the risk factors described in our form 10-K, 10-Q and other SEC filings, which are available on our website. Now, I would like to turn the call over to Sue Swenson, Chief Executive Officer of Novatel Wireless.

Sue Swenson: Thank you, Michael and good afternoon, everyone. Thanks for joining us to discuss today’s announcement, which is our entry into an agreement to sell our mobile broadband business to T.C.L. Industries Holdings Limited for $50 million in cash at closing.

The closing of this transaction is subject to the receipt of various regulatory authority approvals, as well as the receipt of the approval of Novatel Wireless’s stockholders and convertible noteholders. The closing of this transaction is expected to occur in the first quarter of 2017.

In conjunction with the sale of the mobile broadband business, Novatel Wireless plans to create a new public holding company and adopt a new name and branding. While our marketing team is working to finalize the new name and branding, for now we will refer to this new public holding company as “Newco”. Under the new structure and upon completion of the sale of the mobile broadband business to TCL, Newco’s main business lines will include Ctrack’s fleet management and telematics solutions business and FW’s Connectivity Solutions business.

The sale of the mobile broadband business to TCL is the most transformative event in Novatel Wireless’s history, and punctuates our period of metamorphosis. Following the closing of this transaction, we will no longer sell any products we sold at the beginning of 2015.

Newco will have transitioned from a hardware-only business with approximately 80% of revenues tied to one customer to a predominantly SaaS, services and solutions business with thousands of customers generating recurring revenues. And we will have repositioned ourselves from disparate, mature verticals of telecom services into high-growth, high-margin, low penetration verticals of the Internet-of-Things – and in our case, telematics, including fleet management and business connectivity solutions.

Our laser focus on these two attractive verticals enables us to now streamline our global operations and reposition our entire organization to be solely focused on providing market-leading SaaS, services and solutions.

The proceeds from the transaction will significantly bolster our balance sheet and are expected to provide the capital needed to execute upon our visions for Ctrack and FW, by allowing us to take full advantage of industry growth and opportunities.

After the closing of the transaction with TCL, we estimate that Ctrack will account for approximately 70% of Newco’s corporate revenue. Since our acquisition of Ctrack in October of 2015, subscriber growth has increased each successive quarter, with fleet management subscribers achieving 24% annualized growth in the second quarter of 2016 and all other Ctrack telematics subscribers growing at an annualized rate of 17%. And this growth has been broad-based across all of Ctrack’s SaaS and services offerings—from large fleet and SMB fleet, to stolen-vehicle recovery, usage-based insurance, and asset tracking and management.

Ctrack’s growth has been fueled by a couple of things. One, an experienced and talented organization led by an industry leading management team. Two, representation in global regions experiencing rapid telematics growth. And three, a broad portfolio that aligns well with market opportunities and strong relationships with wireless carriers and automotive OEMs.

Over the past year, much time has been spent on rationalizing the legacy businesses. With the bulk of these efforts in the rearview mirror, post-transaction close, we can truly focus on Ctrack’s growing pipeline of global opportunities.

And likewise, we can focus on accelerating growth and opportunities at FW, our IoT services business. Our recent announcement with T-Mobile highlights the progress we have made over the past year transitioning FW from a consulting and integrator business model into a scalable, more profitable, solutions-focused IoT business.

Looking forward, in the first quarter following the closing of the transaction, we estimate Newco will be generating approximately $90 million in annualized revenues, with non-GAAP gross margin of more than 60% and adjusted EBITDA margin of approximately 10%.

We are already at work instituting a new operating structure, disciplines and efficiencies to match our new-look SaaS, services and solutions business across all of our global regions, being mindful of balancing revenue growth and new business opportunities with the pace of streamlining. We don’t see any structural differences in our business model that would prevent us from improving our corporate-wide adjusted EBITDA margin from our estimate of 10% post transaction close to the industry-wide adjusted EBITDA margin range for SaaS telematics companies of approximately 20% to 35%.

We estimate it will take some time to achieve this EBITDA range as we continue to consolidate facilities and functions, eliminate redundancies, automate systems, and complete the structural transition from a hardware company to a recurring-revenue SaaS, services and solutions business. We would expect gradual and sustained improvements in EBITDA margin following the close of the transaction.

As a result of the proposed transaction with TCL, on our third quarter earnings call in early November, we will be separately reporting the financial results of our continuing businesses, Ctrack and FW, and our discontinued business relating to Novatel Wireless hardware. We will also record some restructuring charges. We are not going to update any guidance today since we are one week from the end of the third quarter.

I do want to point out that our third and fourth quarter guidance ranges were provided on a combined basis, including both the continued and discontinued business.

On a personal note, it’s really an honor and a privilege to have the opportunity to be in the midst of this transformation. I’m surrounded by talented and dedicated team members who have been instrumental in making it happen. As many of you know, transformational change is not easy. And, I appreciate the hard work and resilience of our employees. We have fared significant hurdles to get to where – to get us where we are today and we are moving forward on an exciting path.

I see many parallels in this IoT space that compare to my early days in wireless. Specifically, markets with low penetration, high growth rates and market solutions that customers see as extremely valuable to their business.

With that, I will turn the call over to the operator to open the line for questions.

Operator: Thank you. We will now begin the question and answer session. To ask a question, you may press star, then 1 on your touch-tone phone. If you are using a speaker phone, please pick up your handset before pressing the keys. If at any time your question has been addressed and you’d like to withdraw your question, please press star and then 2. At this time we will pause momentarily to assemble our roster here.

And our first question comes from Jaeson Schmidt with Lake Street Capital Markets. Please go ahead.

Jaeson Schmidt: Hey guys, thanks for taking my questions. Um - just want to be clear that the business that you sold encompasses pretty much everything that was in that mobile computing products bucket. So, I think that bucket did about 146 million in revenue in 2015?

Michael Newman: So, good question. So, because I know we’ve used different terminology, you know, from time to time. That – this sale does include everything, as you said, that was in the mobile computing bucket. We ah, we would often describe it as mobile computing or MiFi, as compared to what we used to describe as M2M or IoT. And, this transaction includes everything that you would have heard us previously call either mobile computing or MiFi.

Jaeson Schmidt: Ok perfect. Oh, and, and that 146 million in revenue for 2015- is that the correct number?

Michael Newman: Um, that...let me check. We’ll continue on and I’ll check to make sure that you have the right number.

Jaeson Schmidt: Ok. And just curious what the headcount impact will be from the sale?

Michael Newman: So, we’re still working out some of the details. Ah, the headcount that’s involved here is, I would say relatively small on the global Novatel scale – because remember we’ve got 900 Ctrack employees plus approximately about 100 employees affiliated with Feeney Wireless. So, you know, this is going to comprise less than 10% of our global workforce would be involved in this transaction with TCL. Having said that, I would say that it comprises approximately- if you just looked at sort of Novatel Wireless corporate – excluding the Feeney Wireless and Ctrack businesses –this probably impacts about 50% of our headcount in this transition to TCL.

Jaeson Schmidt: Ok. That’s helpful. And the last one for me- and I’ll jump back into queue. Just curious if this changes your expansion plans. I know you guys have talked about looking to expand Ctrack in multiple, new geographies…does this move up that timetable? Do you guys get more aggressive in looking at some of those expansions? Just wondering if you could update us there.

Sue Swenson: Sure, Jaeson. Y’know we’re still marching to a launch of the SMB Fleet product in the US by the end of the year. You know we’re on a plan – a development plan, so I- I don’t think we’re gonna push that up since we’re almost in October. We’ve got some things we want to get done before we actually put that in the market. Um… but we’ll see what it does beyond that. You know, obviously, as Mike said, we have a lot of things to kind of figure out. We have a period of time before the close, and we’ll be doing a lot of work to determine exactly, y’know, what we want to do. But we’re still on track for the SMB launch at the end of the year.

Jaeson Schmidt: All right. Thanks a lot, guys.

Sue Swenson: Sure. Thank you. [Do you have that number for him? Ok.] Go ahead.

Operator: And our next question comes from Mike Latimore from Northland Capital. Please go ahead.

Mike Latimore: Great. Thanks a lot. Congratulations on the transaction – it looks great.

Sue Swenson: Thanks, Mike.

Michael Newman: Thank you.

Mike Latimore: Um, I guess just the basic question would be, you know, ah, with 50 million coming in the door, what is it that would be the use of that cash?

Michael Newman: So, you know, we expect that the 50 million will obviously come in the door at the anticipated closing and you know we’re still evaluating what we will do with it. Obviously, having some cash for a change won’t be a bad thing for this organization. Ah, so, I don’t think you have to worry that it’s going to be burning a hole in my pocket or Sue’s pocket to get out. But obviously we’ll look at different opportunities to try and grow, you know, the high margin, you know, high growth businesses that we’ve got with Ctrack and FW.

Mike Latimore: Mhmm. And what about, you know, paying down some debt as well, potentially?

Michael Newman: You know, potentially, we obviously gotta consider all opportunities to do with the cash. And I know that from time to time, people ask us about paying down some of the debt or buying back stock and certainly we’d evaluate those along with ah- along with other opportunities. Having said that, you know, I don’t, I wouldn’t anticipate that we’ll quickly jump to that debt or stock and rather trying to assure that we’re doing whatever we can that is best for the business.

[background noise]

Mike Latimore: I was going to say- hold on a second – that 80 million – sort of the 90 million revenue outlook for the new company… How much of that is – is- you know, sort of services overall? I know you said Ctrack would be about 70% but if we’re just talking services, you know, what percent of 90 would be services?

Michael Newman: Well, virtually...um, virtually all of that 90 million will be either services or a solution that may include hardware, but is also tied to services. And you know, as we move forward, because everything is part of the solution – when there is hardware associated with the solution…sometimes the hardware is paid for upfront, but often times that hardware is also bundled with the solution and it is just part of the monthly subscription package. So, substantially all of that will be um- all of that will be IoT solutions and substantially all of it will be, um, items that are connected to SaaS, software, or other services, even though there may be hardware components within it.

Mike Latimore: So just to make sure I’m synched up, what you’re doing this year, so what kind of uh like 90 million, what type of growth would that represent on a apples to apples basis?

Mike Newman: Well you’re asking a question that would involve us breaking out FW which we have not been doing historically. Obviously as we go forward, FW becomes a more meaningful part of our financial profile, and you know we’ll be providing more color about the more various products sects, um but at this time I, can’t answer that question.

Mike Latimore: Alright, great, thanks a lot.

Sue Swenson: Thanks Mike.

Operator: And our next question is from Kevin Dede with Rodman and Renshaw. Please go ahead.

Kevin Dede: Afternoon everybody thanks very much for holding the call.

Sue Swenson: Sure.

Kevin Dede: Yeah, so Sue, are you still planning to keep the headquarters in San Diego?

Sue Swenson: Yeah, the current thinking is yes, but like we said there are a lot of things to be sorted out, uh, you know, currently we have quite a few members of the leadership team here and we work pretty effectively together. So no current plans to move it.

Kevin Dede: Alright, and understand your expected transaction to close early part of next year, but can you give us a timeline on the rebranding strategy and maybe a little bit more color on what you’re thinking?

Sue Swenson: Yeah, you know we’ve given that a lot of thought and obviously with the companies coming together I think obviously with this transaction and the impending close we’ll obviously probably come to more definitive decision around that but nothing definitive at this point and obviously as soon as we — you know we’re pretty excited about the branding opportunity for the company. We think this is great and obviously a new ticker symbol which I think there are probably a few people on the call who’ll be delighted about that and so that will be forthcoming but during this period of planning we’ll be coming out with something more definitive on that.

Kevin Dede: Ok.

Michael Newman: Oh sorry, this is Mike. I just wanted to jump back to Jaeson’s question earlier. He had asked whether the number that he was looking at for mobile computing of $146 million in revenue for 2015 was accurate and it was. So the division we sold represented 146 million of revenue in 2015; that’s mobile computing. In 2015, I’d note that M2M or IoT products and solutions represented about $74.6 million. And, so you can look at that and compare it to the $90 million run rate going forward that we mentioned.

Kevin Dede: Yeah, Mike, on that note I looked at trailing 12 months and came up with pretty much the same number 145-6 or something like that.

Mike Newman: Yep.

Sue Swenson: Great minds.

Kevin Dede: Um, yeah, no it was just a matter of using that old sum key in Excel.

Sue Swenson: It works good doesn’t it?

Kevin Dede: Well, uh, I don’t know, sometimes it fools me.

Kevin Dede: Okay, back on the whole branding thing I’m still not clear on your sort of timeline on execution and I, you know, in line with your thinking of how transformative this is I guess the brand cache that Ctrack has spent so much time developing, I was wondering if you could kind of zoom in on that just a little bit, so… I don’t know maybe we’d have a better understanding of what you are thinking?

Sue Swenson: Uh, I mean obviously we want to take, you know, whenever you have brand equity you obviously want to take that into consideration. Um, but it’s also a brand known internationally. So, that’s certainly in the mix and I don’t want to spoil the thunder of the people in the organization who have been working on it and working hard on it, so, but we’re going to look for the right opportunity at the right time to go out with a new brand, so I think obviously now with this transaction it gives the impetus you know for doing that in a time frame that we think makes sense there’s a couple of factors, Kevin, that could cause us to, I mean, there’s different events that could cause you to go out with a new brand and we are debating which of those events makes the most sense.

Kevin Dede: Ah, okay, okay, that’s helpful thanks Sue.

Sue Swenson: Okay, sure.

Kevin Dede: And then um, I sorta I think the other side of the equation is your key customer… and I’m just wondering if they can still hear you now. You know, to pose the question in a way they might.

Sue Swenson: Obviously we worked with TCL about this. Obviously as we’ve discussed on previous calls we’re still on track to deliver product to them and that’s still very important and so they’re in the loop on this plan. So, I think they can still hear us now.

Kevin Dede: Okay, I guess I know I saw some value in your process relationship with, that you had with your neighbors across the street and the collective ties that you three companies brought to consumers and I’m wondering how you’ll be able to convince the other constituents that none of the value will be lost.

Sue Swenson: Well I guess it depends on how you look at that value; I mean obviously the potential was there. I’m not sure that the company in the past ever really capitalized on that. So it doesn’t mean that at some point in the future—you know, those relationships are still very important to us, Kevin, and we have good relationships with them, so we’ll see how this thing evolves. I think everybody is very supportive of this and they have been involved in the process prior to the announcement and have been very supportive of this transaction.

Kevin Dede: And the uh… Congratulations, too, on the work with T-Mobile, I was wondering too, if you were able to, I mean I know this is probably a question that you’d feel more comfortable addressing on the quarterly conference call, but I figured since I had you and the audience I’d take advantage of it so forgive me for that. Um…I’m just kinda wondering how you think you might be able to leverage the work that Feeney has done with T-Mobile as you work to build the recognition of your capabilities now. Just sort of on a biz dev front.

Sue Swenson: Well, sure you can imagine, Kevin, that that announcement certainly interested people, uh, and I think people were excited about that opportunity. As you know we have good relationships with carriers across the world and as a result of that, as a result of that arrangement I think opportunities like that could be potentially in our future. So I think that they see that as an opportunity perhaps for other business relationship; let me just say that has not gone unnoticed, I’ll put it that way.

Kevin Dede: Well fair enough. Okay well thanks for entertaining me, Sue, much appreciated. And uh Mike as well, and Michael, and I look forward to talking with you again shortly.

Sue Swenson: Okay great. Thanks for joining us today Kevin, appreciate it.

Kevin Dede: My pleasure. Thanks.

Sue Swenson: K, thanks.

Operator: Our next question comes from Josh Nichols with B. Riley. Please go ahead.

Josh Nichols: Yeah, hi, I was wondering is there going to be much of a tax liability on the $50 million that is coming in at all?

Michael Newman: Uh, this is Mike. I don’t anticipate us having any tax liability on that $50 million coming in as a result of NOLs that we’ve got—historical NOLs.

Josh Nichols: Great and then on the, looking at the bigger picture longer term I think you mentioned you were targeting 25% plus EBITDA margins but that would take some time. Um, I guess is the right way to look at that maybe is a 5-year target?

Michael Newman: Um, we don’t want to put a time frame on it, you know, we do expect to have a 10% EBITDA margin coming out the gate and we do expect to get it up to that you know over 25% into the 30’s. But, we don’t want to put a time frame on it we’ve got a lot to do and I think we’ve shown over the last several quarters and, frankly, since Sue’s come on board that, um, you know we’ll keep chopping wood and keep chopping away and drive those improvements and change.

Josh Nichols: Yep. And then lastly, um, just looking forward do you think that the subscriber growth metrics that you saw in Q2 were kind of at trend or a good way to think about the business going forward? And, are you going to start providing additional detail around subscriber metrics now that you are a pure play SaaS company?

Michael Newman: So two questions there. First question is I do believe that the trend of 20% annualized growth each quarter is a trend that we expect to continue and we’re driving for that to be continue to be 20% plus. In terms of additional metrics around our subscriber base, that is definitely something that we are considering as we move forward to the pure play SaaS world. Obviously we’ve spent a lot of time on historic earnings calls and announcements, uh, detailing the ins and outs of product shipments to you know, carriers etcetera. Um, you know I think with the time that we save doing that I’m confident that we can generate some of the more traditional subscriber metrics that you all are interested in seeing.

Josh Nichols: Great, thank you.

Sue Swenson: Thanks, Josh.

Operator: This concludes our question and answer session as well as today’s conference. Thank you for attending today’s presentation and you may now disconnect your lines.

Forward-Looking Statements

Certain statements in this transcript may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements relate to a variety of matters, including, without limitation, statements regarding the timing and likelihood of Novatel Wireless’s planned Sale of the mobile broadband business to TCL, the benefits and financial performance expected to be realized by the on-going business following the planned Sale, certain terms and steps of the proposed restructuring, conditions precedent to consummating the proposed Sale of the mobile broadband business and the proposed restructuring, the expected the use of proceeds from the Sale, expected revenues, margins and other non-historical financial information, the anticipated impact of the Sale on employee headcount, the anticipated timing of product launches and geographic expansions, anticipated subscriber growth rates, and other statements that are not purely statements of historical fact. These forward-looking statements are made on the basis of the current beliefs, expectations and assumptions of the management of Novatel Wireless and are subject to significant risks and uncertainty. Investors are cautioned not to place undue reliance on any such forward-looking statements. All such forward-looking statements speak only as of the date they are made, and Novatel Wireless undertakes no obligation to update or revise these statements, whether as a result of new information, future events or otherwise, except as may be required by law. These forward-looking statements involve many risks and uncertainties that may cause actual results to differ materially from what may be expressed or implied in these forward-looking statements. For example, the consummation of the proposed sale of the mobile broadband business to TCL is subject to a number of closing conditions and the failure to satisfy any one of these conditions could result in the transaction not closing, in which case none of the expected future benefits of the transaction would occur. Other risks and uncertainties that could affect the forward-looking statements set forth in this press release include: following the proposed restructuring, the failure of the stockholders of Newco to approve the proposed Sale of the mobile broadband business; failure to obtain approval of the holders of Novatel Wireless’s convertible notes; failure to obtain required regulatory approvals, including clearance from the Committee on Foreign Investment in the United States (CFIUS); the challenges and costs of closing, integrating, restructuring, and achieving any anticipated synergies or benefits from the proposed sale of the mobile broadband business and the proposed restructuring, the distraction of management or other diversion of valuable resources within each company caused by the proposed transactions; the ability to retain key employees, customers, and suppliers during the pendency of the proposed transactions and afterwards; and factors generally affecting the business, operations, and financial condition of Novatel Wireless and its various subsidiaries. Certain of these and other risks and uncertainties are described more fully in Novatel Wireless’s most recently filed SEC documents, including Novatel Wireless’s Annual Report on Form 10-K for the year ended December 31, 2015 and subsequent Quarterly Reports on Form 10-Q, under the heading “Risk Factors.”

Important Additional Information for Investors and Stockholders

In connection with the Sale, a proxy statement of Newco and other materials will be filed with the U.S. Securities and Exchange Commission (the “SEC”). INVESTORS ARE URGED TO READ THE PROXY STATEMENT AND OTHER MATERIALS CAREFULLY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED SALE. Investors will be able to obtain copies of the proxy statement (when available) and other relevant documents filed with the SEC for free from the SEC’s website at http://www.sec.gov or from Newco by written request to Newco c/o Novatel Wireless, Inc., 9645 Scranton Road, Suite 205, San Diego, California 92121, Attention: Stockholder Services.

Newco and its directors, executive officers and other members of its management and employees may be deemed to be participants in the solicitation of proxies from Newco’s stockholders in connection with the proposed Sale. Information regarding the interests of these executive officers and directors in the proposed transaction will be included in the definitive proxy statements when it is filed with the SEC. Additional information regarding the directors and executive officers of Newco is also included in Novatel Wireless’s Annual Report on Form 10-K for the year ended December 31, 2015, which was filed with the SEC on March 15, 2016 and the definitive proxy statement relating to Novatel Wireless’s 2016 Annual Meeting of Stockholders, which was filed with the SEC on April 29, 2016. These documents are available free of charge at the SEC’s web site at www.sec.gov and from Stockholder Services at Novatel, as described above.